Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of LiveWire Ergogenics, Inc. (“the Company”) of our report dated April 16, 2013 with respect to the consolidated balance sheet at December 31, 2012 and the related consolidated statements of operations, stockholder’s deficiency, and cash flows for the Company for the year then ended included in the Company’s Annual Report on Form 10-K.

Certified Public Accountants

New York, New York
May 2, 2013